EXHIBIT 99.1

Sharps Compliance Reports $5.4 Million in Revenue in Third Quarter Fiscal 2013

  Strong growth in targeted Retail, Professional and Assisted Living markets
  22% growth in billings through inside and online sales channel in the third quarter; Reached record quarterly level of $0.8 million
  Balance sheet remains solid with cash of $16.1 million, working capital of $17.4 million

HOUSTON, May 1, 2013 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the third quarter of fiscal year 2013 ended March 31, 2013.

Revenue in the third quarter of fiscal 2013 was $5.4 million. Growth in key targeted markets helped to offset the $0.2 million decrease associated with the maintenance portion of a U.S. Government contract with the Division of Strategic National Stockpile of the Centers for Disease Control that was terminated on January 31, 2012. Comparable core market revenue for the third quarter of fiscal 2012 was $5.1 million.

Customer billings, the Company's measure for performance and progress of the business, decreased $0.2 million, or 3.9%, when compared with the prior year period, reflecting the $0.2 million impact from the termination of the maintenance portion of the U.S. government contract. Excluding that impact, core customer billings were unchanged year-over-year at $5.2 million in the third quarter of fiscal 2013. Solid growth in billings to the Retail, Professional and Assisted Living markets were offset by lower billings to the Pharmaceutical market, which were softer due to the timing of orders from three new Patient Support Programs in the prior year. On a sequential basis, core customer billings decreased $0.3 million, or 5.1%, compared with $5.5 million in the trailing second quarter which had higher billings to the Pharmaceutical market. This is an indication of the variability quarter-to-quarter in orders from this market. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

David P. Tusa, President and CEO of Sharps Compliance, commented, "We believe our concerted efforts to be recognized as a preferred provider of comprehensive medical waste management services and to better educate the market place regarding our solutions are beginning to deliver results. Our repositioning has greatly improved the quality of our pipeline and we are beginning to realize growth in markets that value an alternative provider of comprehensive medical waste management services throughout North America. We believe our timing is very good as our prospective customers are looking for cost savings during these uncertain times in healthcare. In addition, we see our strong relationships with retail and pharmaceutical manufacturer customers and our growing Professional market customer base as a testament to the value of our medical waste management solutions including our regulatory compliance offerings."

Focused sales and marketing initiatives delivers momentum

Retail market billings increased $0.3 million, or 24.7%, to $1.7 million, compared with the prior-year period. The year-over-year increase reflected increased sales of the Complete Needle Collection & Disposal System and TakeAway Environmental Return System™ solutions. Billings to this market were up 21.6% over the trailing second quarter, driven by carryover orders from the 2012 flu shot season and advance orders for the 2013 flu shot season as well as increased sales of the Complete Needle Collection & Disposal System and TakeAway Environmental Return System™ solutions.

Professional market billings grew $0.1 million, or 7.4%, to $0.9 million in the third quarter of fiscal 2013. The growth in this market was a direct result of the Company's targeted telemarketing initiatives and promotional activities to educate doctors, dentists and veterinarians of the significant cost advantage and convenience of the Company's Sharps® Recovery System when compared with the traditional pick-up service for the small quantity generator sector. The Company's inside and online sales channel, which is focused primarily on the Professional market, realized a 22.0% increase in billings to $0.8 million in the fiscal 2013 third quarter from $0.6 million in the prior year period. Offsetting the growth from the inside and online sales channel were lower sales for the quarter through the distributor network due to the timing of orders.

Third quarter pharmaceutical market billings decreased $0.5 million, or 61%, to $0.3 million. Billings to this market tend to be program related and, therefore, can be highly variable from quarter to quarter until programs mature. The comparable period for the fiscal 2012 third quarter was atypically strong as it included the roll-out period for two new Patient Support Programs and the initial launch of a third Patient Support Program.

Third quarter Home Health Care billings were $1.5 million, up 4.1% over the prior year period, while Assisted Living/Hospitality billings were $0.4 million, up 10.9% for the quarter.

Mr. Tusa noted, "First quarter billings were subject to the impact of timing associated with distributor orders which are unpredictable. Likewise, timing on Patient Support Program returns and inventory replenishments can vary from quarter to quarter. We believe that as we grow and gain scale, the variability associated with order timing should lessen."

Operating Performance

Gross margin was 28.0% in the third quarter of fiscal 2013 compared with gross margin of 28.8% in the fiscal 2012 third quarter. The margin contraction reflected the impact of $89 thousand, or 160 basis points, associated with additional accrued loss for lease related liabilities upon the complete sublease of the Atlanta facility during the quarter.

Selling, general and administrative (SG&A) expense was $2.4 million in the third quarter of fiscal year 2013, a slight increase when compared with $2.2 million in the third quarter of fiscal 2012. Higher SG&A included one-time severance costs of $0.2 million. The Company expects its SG&A to continue at approximately the $2.2 million level.

For the third quarter of fiscal 2013, the Company had an operating loss of $0.9 million compared with an operating loss of $0.8 million in the same period of the prior year.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, was a $0.7 million loss for the third quarter of fiscal 2013 compared with an EBITDA loss of $0.5 million in the same period of the prior fiscal year. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release.)

Net loss for the fiscal 2013 third quarter was $1.0 million, or $0.06 per diluted share, compared with a net loss of $0.5 million, or $0.03 per diluted share, for the corresponding prior-year period.

Nine-month fiscal 2013 review

For the nine months ended March 31, 2013, revenue was $16.3 million compared with $17.2 million during the prior-year period, which included $1.7 million associated with the maintenance portion of the U.S. government contract. Excluding that impact, core customer billings increased 3.7%, or $0.6 million, to $16.2 million during the year-to-date period in fiscal 2013. Professional billings increased 26.3% to $2.8 million over the first nine months of fiscal 2012. Assisted Living billings increased 23.8% to $1.2 million compared with $0.9 million over the prior-year period.

Retail billings were down $0.1 million to $4.3 million compared with the first nine months of fiscal 2012, as a result of timing of customer orders and a new program launch in the prior-year period of the TakeAway Environmental Return System™ solutions. This was somewhat offset by higher sales of the Complete Needle Collection & Disposal System™ in the current fiscal year. Flu business related orders were comparable at $3.2 million for the year-to-date period. Core government billings increased 83.4%, or $0.3 million, to $0.6 million as a result of a $0.2 million stocking order placed by the U.S. Department of Defense.

For the fiscal 2013 year-to-date period, gross margin was 29.3% compared with 31.8% in the same period of the prior fiscal year as operating leverage was impacted by the overhead absorption associated with the termination of the U.S. Government maintenance contract as well as an additional accrued loss for lease related liabilities for the Atlanta facility. SG&A expense for the first nine months of 2013 was comparable to the previous year period at $6.45 million. Operating loss for the nine months ended March 31, 2013 and 2012 was $2.0 million and $1.3 million, respectively.

EBITDA loss for the first nine months of fiscal 2013 was $1.2 million compared with EBITDA loss of
$0.5 million in the prior-year period. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release.)

Net loss was $2.0 million, or $0.13 per diluted share, for the nine months ended March 31, 2013, compared with a net loss of $0.8 million, or $0.05 per diluted share, for the nine months ended March 31, 2012.

Financial Flexibility and a Strong Balance Sheet

Cash and cash equivalents were $16.1 million at March 31, 2013 compared with $17.5 million at June 30, 2012. Working capital was $17.4 million at March 31, 2013 compared with $18.6 million at the end of fiscal year 2012. At March 31, 2013, stockholders' equity and total assets were $21.6 million and $26.5 million, respectively, compared with $23.2 million and $27.6 million, respectively, at June 30, 2012.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to
$3 million over a two-year period. During the quarter ended March 31, 2013, 25,360 shares of the Company's stock were repurchased at an average price of $2.93 per share.

At March 31, 2013, the Company had no debt outstanding. The Company is in the process of modifying its current credit line to extend out one year and to reduce the line to a level which better matches its needs in light of current cash balances.

Outlook

Mr. Tusa noted, "While the transformation of our Company into a provider of comprehensive medical waste management services is well underway, there is much work left to be done. We have leveraged our Daniels Alliance and have successfully closed and created more opportunities in multiple markets which we believe will positively impact revenue for the calendar year 2013. We have added Berkley Nelson to the team as our new Senior Vice President of Sales who brings successful leadership not only in the complex sales arena but also the medical waste management business. As we close out fiscal 2013, our focus is on closing additional business and creating additional recurring streams of revenue as we successfully execute our business strategy."

Third Quarter Fiscal Year 2013 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialling (201) 689-8560. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until Wednesday, May 8, 2013. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 412288. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications. Its strategy is to capture a large part of the estimated $3.8 billion untapped market for its solutions by targeting the major agencies that are interrelated with this medical waste stream, including pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, the U.S. government and the professional market which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth. The Company's flagship product, the Sharps® Recovery System is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company's TakeAway Environmental Return System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications. The Complete Needle Collection & Disposal System™ is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.

The Company has partnered with Daniels Sharpsmart in a joint marketing alliance to serve the entire U.S. medical waste market, offering customers a blended product portfolio to effectively target healthcare customers with multi-site and multi-size locations. The alliance also enables a team effort for cross selling each company's capabilities where best suited.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (in thousands, except per share data)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	(Unaudited)			(Unaudited)

	2013	2012	% Change	2013	2012	% Change

Revenue	$ 5,410	$ 5,291	2.2%	$ 16,280	$ 17,246	(5.6%)

Cost of revenue	3,894	3,766	3.4%	11,512	11,755	(2.1%)
Gross profit	1,516	1,525	(0.6%)	4,768	5,491	(13.2%)
Gross margin	28.0%	28.8%		29.3%	31.8%
SG&A expense	2,351	2,218	6.0%	6,451	6,425	0.4%
Depreciation and amortization	107	115	(7.0%)	331	338	(2.1%)

Operating loss	(942)	(808)		(2,014)	(1,272)
Operating margin	(17.4%)	(15.3%)		(12.4%)	(7.4%)
Other income	6	8		22	14

Loss before income taxes	(936)	(800)		(1,992)	(1,258)
Income tax expense (benefit)	19	(280)		30	(441)
Net loss	$ (955)	$ (520)		$ (2,022)	$ (817)

Net loss per share
Basic	$ (0.06)	$ (0.03)		$ (0.13)	$ (0.05)
Diluted	$ (0.06)	$ (0.03)		$ (0.13)	$ (0.05)

Weighted Average Shares Outstanding
Basic	15,246	15,111		15,229	15,084
Diluted	15,246	15,111		15,229	15,084

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (in thousands)

	March 31, 2013	June 30, 2012
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 16,079	$ 17,498
Accounts receivable, net	3,044	2,427
Inventory	1,904	2,219
Prepaid and other current assets	502	398
Total current assets	21,529	22,542
Property, plant and equipment, net	4,368	4,632
Intangible assets, net	607	464
Total assets	$ 26,504	$ 27,638

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,405	$ 752
Accrued liabilities	1,393	1,302
Deferred revenue	1,376	1,881
Total current liabilities	4,174	3,935
Long-term deferred revenue	728	358
Other long-term liabilities	47	165
Total liabilities	4,949	4,458
Stockholders' equity:
Total stockholders' equity	21,555	23,180
Total liabilities and stockholders' equity	$ 26,504	$ 27,638

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Supplemental Customer Billing and Revenue Information (unaudited) (in thousands)

Three-Months Ended March 31,
	2013	% Total	2012	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 1,539	29.3%	$ 1,478	$ 61	4.1%
Retail	1,744	33.2%	1,399	345	24.7%
Professional	875	16.6%	815	60	7.4%
Pharmaceutical	339	6.4%	870	(531)	(61.0%)
Assisted Living/ Hospitality	408	7.8%	368	40	10.9%
Core Government	96	1.8%	110	(14)	(12.7%)
Other	255	4.9%	189	66	34.9%
U.S. Government Contract	--	0.0%	241	(241)	(100.0%)
Subtotal	5,256	100.0%	5,470	(214)	(3.9%)
GAAP Adjustment *	154		(179)	333	(186.0%)
Revenue Reported	$ 5,410		$ 5,291	$ 119	2.2%

Nine-Months Ended March 31,
	2013	% Total	2012	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 4,845	29.8%	$ 4,985	$ (140)	(2.8%)
Retail	4,343	26.8%	4,425	(82)	(1.9%)
Professional	2,826	17.4%	2,237	589	26.3%
Pharmaceutical	1,811	11.2%	1,849	(38)	(2.1%)
Assisted Living/ Hospitality	1,160	7.1%	937	223	23.8%
Core Government	596	3.7%	325	271	83.4%
Other	643	4.0%	892	(249)	(27.9%)
U.S. Government Contract	--	0.0%	1,685	(1,685)	(100.0%)
Subtotal	16,224	100.0%	17,335	(1,111)	(6.4%)
GAAP Adjustment *	56		(89)	145	(162.9%)
Revenue Reported	$ 16,280		$ 17,246	(966)	(5.6%)

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Supplemental Customer Billing by Channel Information (unaudited) (in thousands)

Three-Months Ended March 31,
	2013	% Total	2012	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 2,285	43.5%	$ 2,662	$ (377)	(14.2%)
Distributors	2,183	41.5%	1,921	262	13.6%
Inside and Online Sales	788	15.0%	646	142	22.0%
U.S. Government Contract	--	0.0%	241	(241)	(100.0%)
Total Billings By Channel	$ 5,256	100.0%	$ 5,470	$ (214)	(3.9%)

Nine-Months Ended March 31,
	2013	% Total	2012	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 6,434	39.7%	$ 7,141	$ (707)	(9.9%)
Distributors	7,455	46.0%	6,835	620	9.1%
Inside and Online Sales	2,335	14.3%	1,674	661	39.5%
U.S. Government Contract	--	0.0%	1,685	(1,685)	(100.0%)
Total Billings By Channel	$ 16,224	100.0%	$ 17,335	$ (1,111)	(6.4%)

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Supplemental Table to Reconcile Net Loss to EBITDA (unaudited) (in thousands)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net loss	$ (955)	$ (520)	$ (2,022)	$ (817)

Income tax expense (benefit)	19	(280)	30	(441)
Interest income	(6)	(8)	(22)	(28)
Depreciation and amortization	274	281	827	829

EBITDA	$ (668)	$ (527)	$ (1,187)	$ (457)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax (benefit) expense, interest (income) expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Supplemental Reconciliation of GAAP to Non-GAAP Net Loss per Share * (unaudited) (dollars in thousands)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net Income (Loss)	$ (955)	$ (520)	$ (2,022)	$ (817)

Diluted net income (loss) per share	$ (0.06)	$ (0.03)	$ (0.13)	$ (0.05)

Adjustments, net of tax:
Accrued loss on sublease	89	--	154	--
Severance costs	184	--	184	--

Adjustments	$ 273	$ --	$ 338	$ --

Adjusted Net Income (Loss)	$ (682)	$ (520)	$ (1,684)	$ (817)

Adjusted diluted net income (loss) per share	$ (0.04)	$ (0.03)	$ (0.11)	$ (0.05)

* In accordance with U.S. generally accepted accounting principles (GAAP), reported net income (loss) per share includes the after-tax impact of the items identified in this table. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         - OR -

         Deborah K. Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com